AMENDMENT NO. 3

TO

SUB-ADVISORY CONTRACT

This Amendment dated as of February 25, 2013, amends the Sub-Advisory Contract (the “Contract”) between Invesco Advisers, Inc. (the “Advisor”) and Invesco PowerShares Capital Management LLC (the “Sub-Advisor”).

WHEREAS, the parties agree to amend the Contract to add Invesco Securities Trust , on behalf of its portfolio, Invesco Balanced-Risk Aggressive Allocation Fund (the “Fund”);

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.

The Contract is hereby amended to add Invesco Securities Trust to the Contract and to add the Fund as a recipient of the sub-advisory services by revising recital A) at the beginning of the Agreement to read as follows:

The Advisor has entered into an investment advisory agreement with AIM Investment Funds (Invesco Investment Funds) (“AIF”), AIM International Mutual Funds (Invesco International Mutual Funds) (“AIMF”) and Invesco Securities Trust (“IST”) (collectively, the “Trusts”), open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to, among others, the Invesco Premium Income Fund and Invesco Global Markets Strategy Fund (series portfolios of AIF), the Invesco Global Opportunities Fund and the Invesco Global Select Companies Fund (series portfolios of AIMF) and Invesco Balanced-Risk Aggressive Allocation Fund (a series portfolio of IST) (collectively, the “Funds”); and

2.	All other terms and provisions of the Contract not amended shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.

INVESCO ADVISERS, INC.

Advisor

By: /s/ John M. Zerr

Name: John M. Zerr

Title: Senior Vice President

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

Sub-Advisor

By: /s/ Benjamin T. Fulton

Name: Benjamin T. Fulton

Title: Managing Director of Global ETFs

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